As filed with the Securities and Exchange Commission on May 8, 2013

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

L-3 COMMUNICATIONS HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	13-3937434
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

L-3 Communications Holdings, Inc.

600 Third Avenue

New York, New York 10016

(Address of Principal Executive Offices) (Zip Code)

L-3 Communications Holdings, Inc. Amended and Restated 2008 Long Term Performance Plan

(Full title of the plan)

Steven M. Post, Esq.

Senior Vice President, General Counsel and Corporate Secretary

L-3 Communications Holdings, Inc.

600 Third Avenue

New York, New York 10016

(Name and address of agent for service)

(212) 697-1111

(Telephone number, including area code, of agent for service)

Copies of all notices, orders and communication to:

Avrohom J. Kess, Esq.

Marisa D. Stavenas, Esq.

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017-3954

(212) 455-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(2)
Common Stock, $0.01 par value per share	6,500,000 shares	$81.28	$528,320,000	$72,062.85

(1)	In addition to the shares of common stock, $0.01 par value per share (the “Common Stock”), set forth in the table, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the ‘‘Securities Act”), the number of shares registered includes an indeterminable number of shares of Common Stock issuable under the L-3 Communications Holdings, Inc. Amended and Restated 2008 Long Term Performance Plan (the “Plan”), as a result of stock splits, stock dividends, anti-dilution provisions or similar transactions.
(2)	Pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, the proposed maximum offering price per share, the proposed maximum aggregate offering price and the amount of registration fee have been computed on the basis of the average high and low prices per share of the Common Stock reported on the New York Stock Exchange composite transaction tape on May 1, 2013.

EXPLANATORY NOTE

The 6,500,000 shares of Common Stock of L-3 Communications Holdings, Inc. (the “Company” or the “Registrant”) being registered pursuant to this Registration Statement are additional securities of the same class as other securities for which registration statements (File Nos. 333-151964 and 333-168466) on Forms S-8 were filed with the Securities and Exchange Commission (the “Commission”) on June 26, 2008 and August 2, 2010, respectively. Pursuant to General Instruction E to Form S-8, the contents of such earlier registration statements are incorporated by reference into this Registration Statement, except that the provisions contained in Part II of such earlier registration statements are modified as set forth in this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents filed with the Commission by the Company are hereby incorporated in this Registration Statement by reference:

(a)	Annual Report on Form 10-K of the Company for the year ended December 31, 2012;

(b)	Quarterly Report on Form 10-Q of the Company for the quarter ended March 29, 2013;

(c)	Current Reports on Form 8-K of the Company filed on January 3, 2013 and May 2, 2013; and

(d)	The description of the Company’s common stock contained in the Company’s Registration Statement on Form 8-A12B filed on May 18, 1998, as amended by the description of the Company’s common stock included in the Company’s Registration Statement on Form S-3 filed on November 23, 2005 and as further amended by the descriptions of the amendments to the Company’s Amended and Restated Certificate of Incorporation as described on pages 22-25 of the Company’s definitive proxy statement for the Annual Meeting filed on March 18, 2013.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (other than information furnished pursuant to Item 2.02 or 7.01 of any Current Report on Form 8-K, unless expressly stated otherwise therein) after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides for, among other things:

(i) permissive indemnification for expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by designated persons, including directors and officers of a corporation, in the event such persons are parties to litigation other than stockholder derivative actions if certain conditions are met;

(ii) permissive indemnification for expenses (including attorneys’ fees) actually and reasonably incurred by designated persons, including directors, officers, employees or agents of a corporation, in the event such persons are parties to stockholder derivative actions if certain conditions are met;

(iii) mandatory indemnification for expenses (including attorneys’ fees) actually and reasonably incurred by designated persons, including directors and officers of a corporation, in the event such persons are successful on the merits or otherwise in defense of litigation covered by (i) and (ii) above; and

(iv) that the indemnification and advancement of expenses provided for by Section 145 is not deemed exclusive of any other rights which may be provided under any by-law, agreement, stockholder or disinterested director vote, or otherwise.

In addition to the indemnification provisions of the DGCL described above, the Registrant’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) provides that the Registrant shall, to the fullest extent permitted by the DGCL, (i) indemnify its officers and directors and (ii) advance expenses incurred by such officers or directors in relation to any action, suit or proceeding.

The Registrant’s Amended and Restated Bylaws (the “Bylaws”) require, in certain instances, the advancement of expenses to an officer or director (without a determination as to his conduct) in advance of the final disposition of a proceeding if such person furnishes a written undertaking to repay any advances if it is ultimately determined that he is not entitled to indemnification.

The Bylaws purport to confer upon officers and directors contractual rights to indemnification and advancement of expenses as provided therein. The right to indemnification and advancement of expenses as provided therein shall (i) vest at the time that such claimant becomes a director or officer of the Registrant or at the time such claimant becomes a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, at the request of the Registrant and (ii) continue as to the claimant even though he may have ceased to be a director or officer of the Registrant.

The Certificate of Incorporation limits the personal liability of directors to the Registrant or its stockholders for monetary damages for breach of the fiduciary duty as a director, other than liability as a director (i) for breach of duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (certain illegal distributions) or (iv) for any transaction for which the director derived an improper personal benefit.

The Registrant maintains officers’ and directors’ insurance covering certain liabilities that may be incurred by officers and directors in the performance of their duties.

ITEM 8. EXHIBITS.

For the list of exhibits, see the Exhibit Index to this Registration Statement, which is incorporated in this item by reference.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 8th day of May, 2013.

L-3 COMMUNICATIONS HOLDINGS, INC.

By:	/s/ Steven M. Post, Esq.
Name:	Steven M. Post, Esq.
Title:	Senior Vice President, General Counsel and Corporate Secretary

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Steven M. Post, Esq., as his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him in his name, place and stead, in any and all capacity, in connection with this Registration Statement, including to sign and file in the name and on behalf of the undersigned as director or officer of the registrant any and all amendments or supplements (including any and all stickers and post-effective amendments) to this Registration Statement, with all exhibits thereto, and other documents in connection therewith with the Securities and Exchange Commission and any applicable securities exchange or securities self-regulatory body, granting unto said attorney-in-fact and agent, with full power and authority to do and perform each and every act and things requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents, or any substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated on the 8th day of May, 2013.

Signature	Title

/s/ Michael T. Strianese	Chairman, President and Chief Executive Officer
Michael T. Strianese	(Principal Executive Officer)

/s/ Ralph G. D’Ambrosio	Senior Vice President and Chief Financial Officer
Ralph G. D’Ambrosio	(Principal Financial Officer)

/s/ Dan Azmon	Vice President, Controller and Principal Accounting Officer
Dan Azmon	(Principal Accounting Officer)

/s/ Robert B. Millard	Director
Robert B. Millard

/s/ Claude R. Canizares	Director
Claude R. Canizares

/s/ Thomas A. Corcoran	Director
Thomas A. Corcoran

/s/ Lewis Kramer	Director
Lewis Kramer

/s/ Lloyd W. Newton	Director
Lloyd W. Newton

/s/ Vincent Pagano Jr.	Director
Vincent Pagano Jr.

Signature	Title

Director
H. Hugh Shelton

Director
Arthur L. Simon

Director
Alan H. Washkowitz

Director
John P. White

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
4.1	Amended and Restated Certificate of Incorporation of L-3 Communications Holdings, Inc. (incorporated herein by reference from Exhibit 3.1 of L-3 Communications Holdings, Inc.’s Current Report on Form 8-K, as filed with the Commission on May 2, 2013 (File No. 001-14141)).

4.2	Amended and Restated By-Laws of L-3 Communications Holdings, Inc. (incorporated herein by reference from Exhibit 3.2 of L-3 Communications Holdings, Inc.’s Current Report on Form 8-K, as filed with the Commission on May 2, 2013 (File No. 001-14141)).

4.3	Form of Common Stock Certificate of L-3 Communications Holdings, Inc. (incorporated herein by reference from Exhibit 4.1 to L-3 Communications Holdings, Inc.’s Quarterly Report on Form 10-Q for the quarter ended June 25, 2010, as filed with the Commission on August 2, 2010 (File No. 001-14141)).

4.4	L-3 Communications Holdings, Inc. Amended and Restated 2008 Long Term Performance Plan (incorporated herein by reference from Exhibit 10.1 of L-3 Communications Holdings, Inc.’s Current Report on Form 8-K, as filed with the Commission on May 2, 2013 (File No. 001-14141)).

5	Opinion of Simpson Thacher & Bartlett LLP, with respect to legality of securities being registered hereunder.*

23.1	Consent of PricewaterhouseCoopers LLP.*

23.2	Consent of Simpson Thacher & Bartlett LLP (included as part of Exhibit 5 filed herewith).*

24	Power of Attorney (included on the signature page to this Registration Statement).*

*	Filed herewith